Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Linn Energy, Inc.:

We consent to the use of our report dated March 23, 2017, with respect to the consolidated balance sheets of Linn Energy, Inc. and its subsidiaries (the “Company”) (formerly known as Linn Energy, LLC), as of December 31, 2016 and 2015, and the related consolidated statements of operations, unitholders’ capital (deficit), and cash flows for each of the years in the three-year period ended December 31, 2016, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 23, 2017, contains an explanatory paragraph that states the United States Bankruptcy Court for the Southern District of Texas confirmed the Company’s Plan of Reorganization (the “Plan”) on January 27, 2017. Confirmation of the Plan resulted in the discharge of debt of the Company and substantially altered rights and interests of debt and equity security holders as provided for in the Plan. The Plan was substantially consummated on February 28, 2017 and the Company emerged from bankruptcy. In connection with its emergence from bankruptcy, the Company adopted fresh-start accounting as of February 28, 2017.

/s/ KPMG LLP

Houston, Texas

September 26, 2017